GOLUB CAPITAL BDC, INC. DECREASES SIZE OF REVOLVING CREDIT FACILITY

CHICAGO, IL, March 18, 2013 – Golub Capital BDC, Inc. (the “Company”) (NASDAQ: GBDC), a business development company, today announced that its wholly owned subsidiary, Golub Capital BDC Funding LLC, decreased the size of its senior secured revolving credit facility with Wells Fargo Bank, N.A. from $150 million to $100 million. “After increasing the size of our term debt securitization and after receiving our second Small Business Investment Company (“SBIC”) license, we proactively decided to right-size the senior secured revolving credit facility,” said Golub Capital BDC, Inc. CEO David Golub.

ABOUT GOLUB CAPITAL BDC, INC.

Golub Capital BDC, Inc. principally invests in senior secured, one stop, subordinated and second lien loans of middle-market companies that are, in most cases, sponsored by private equity investors. Golub Capital BDC, Inc.’s investment activities are managed by its investment adviser, GC Advisors LLC, an affiliate of the Golub Capital group of companies (“Golub Capital”).

ABOUT GOLUB CAPITAL

With $8 billion of capital under management, Golub Capital is a leading provider of financing solutions for the middle market, including one stop financings (through the firm's proprietary GOLD and MEGA GOLD facilities), senior, second lien, and subordinated debt, preferred stock and co-investment equity. The firm underwrites and syndicates senior credit facilities up to $250 million. Golub Capital's hold sizes range up to $200 million per transaction.

Golub Capital has been a Top 3 Traditional Middle Market Bookrunner each year from 2008 through 2012 for senior secured loans of up to $100 million for leveraged buyouts (according to Thomson Reuters LPC and internal data; based on number of deals). In 2012, Golub Capital was awarded the ACG New York Champion’s Award for “Senior Lender Firm of the Year.” Golub Capital is a national firm with principal offices in Chicago and New York. For more information, please visit the firm’s website at www.golubcapital.com.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. Golub Capital BDC, Inc. undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:	Ross Teune
Phone:	312-284-0111
Email:	rteune@golubcapital.com